EMPLOYMENT AGREEMENT


         THIS AGREEMENT, made and entered as of this 21st day of April, 1999 ("Effective Date"), by and between Mid Atlantic Medical Services, Inc., a Delaware corporation with its principal executive offices at 4 Taft Court, Rockville, Maryland 20850 ("Company"), and Thomas P. Barbera ("Executive") and supercedes and replaces the employment agreements between the parties dated December 4, 1998 and January 8, 1999;


         WHEREAS, the Company wishes to assure itself of the services of Executive for the period provided in this Agreement, and Executive is willing to serve in the employ of the Company on a full-time basis for said period;


         WHEREAS, the Company and Executive desire to set forth the amounts payable and benefits to be provided by the Company to Executive while in the employment of the Company and in the event of a termination of Executive's employment with the Company under the circumstances set forth herein;


         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

         1. Employment. The Company agrees to continue Executive in its employ, and Executive agrees to remain in the full time employ of the Company, for the period stated in Section 3 hereof and upon the other terms and conditions herein provided.


         2. Position and Responsibilities. The Company employs Executive, and Executive agrees to serve, as President and Chief Executive Officer of the Company on the conditions hereinafter set forth. Executive agrees to perform such services consistent with his position as shall from time to time be assigned to him by the Company's Board of Directors ("Board"), or another executive designated by the Board. Such duties may include, in addition to his duties as President and Chief Executive Officer, the appointment of Executive as an officer and/or director of any present or future subsidiary or affiliate of the Company without any additional remuneration under this Agreement. Executive shall devote all of his business time, attention, skill, and efforts to the faithful performance of the duties hereunder. Executive acknowledges that his employment will be at the pleasure of the Board.



         3. Term. The period of Executive's employment under this Agreement with the Company shall commence as of the Effective Date and remain in effect for three years unless terminated earlier as provided herein.

         4. Compensation and Reimbursement of Expenses. For all services rendered by Executive as President and Chief Executive Officer in addition to any other capacity during employment under this Agreement (including, without limitation, services as an executive, officer, or director of the Company, or any subsidiary or affiliate of the Company, or as a member of any committee of the Board of Directors of the Company or any subsidiary or affiliate of the Company), the Company shall pay Executive as compensation (A) an annual salary ("Base Salary"); (B) such bonus for such period, if any, as may be awarded to Executive from time to time pursuant to any Bonus Plan adopted by the Company for its senior management or otherwise awarded by the Board or by a committee designated by the Board; and (C) stock options at the discretion of the Board or the appropriate Committee of the Board.

        Stock Options. By action of the Board on February 25, 1999, the Company granted Executive 85,000 options to purchase MAMSI common stock at an exercise price of $ $8.25 under the terms of the 1995 Non-Qualified Stock Option Plan. Such options will vest on the date of the February 2000 Board meeting on the following prorata basis over a period to be determined by the percentage increase of 1999 earnings per share over 1998 earnings per share as adjusted for one time items and as determined by the Board at its February 2000 meeting at which 1999 audited earnings are announced:

                  1999 EPS  % Increase  Vesting    Dates of Vesting

                  up to

                  $0.51   0-16%      5 years      1/5 in 2/2000; 1/5 in 2/2001
                                                  ; 1/5 in 2/2002;1/5 in 2/2003;
                                                  1/5 in 2/2004

                  $0.54    23%       4 years      1/4 in 2/2000; 1/4 in 2001;
                                                  1/4 in 2/2002;1/4 in 2/2003

                  $0.57    30%       3 years      1/3 in 2/2000; 1/3 in 2/2001
                                                  1/3 in 2002

                  $0.60    36%       2 years      1/2 in 2/2000; 1/2 in 2/2001

                  $0.63    43%       1 year       All in 2/2000
                  or greater


       For the purposes of the above calculation, the 1998 earnings per share is established at $.44 per share.

       On January 1, 2000 and January 1, 2001, the Company will grant Executive options to purchase no less than 150,000 shares of MAMSI common stock at the stock price on the date of grant. Such options will vest 50% on the date of grant and 50% based on performance to be determined by the Stock Option Committee and the Board at the first Board meeting in 2000 and 2001 respectively.

       Base Salary. Base Salary shall be not less than the rate at which Executive is compensated on the Effective Date which is $525,000. Thereafter, Base Salary shall be adjusted annually. For 2000 and each year thereafter, the Executive Base Salary will increase or decrease by an amount equal to 50% of the percentage change in the Company's consolidated net income as determined by the Company, and audited by the Company's independent certified public accountant but any annual increase may not be greater than 25 percent and any annual decrease may not be greater than 12.5 percent. This increase or decrease would first apply to the year 2000 and would take effect retroactively to January 1 of the then current year. Items of a non-recurring nature may be excluded in the calculations as mutually agreed to by the Company and the Executive.

       The Company shall also reimburse Executive, in accordance with such policies and procedures as the Board may establish from time to time, for all reasonable travel and other expenses incurred by Executive in the performance of his obligations under this Agreement. Executive shall also be entitled to participate in any benefit plans established by the Company for which Company executives are or shall become eligible.

5. Termination of Employment. Executive's employment under this Agreement may be terminated by the Company or Executive as follows:



         (a) Disability. (i) If Executive fails to perform his duties under this Agreement on account of Disability (as hereinafter defined), the Company may give notice to Executive to terminate this Agreement on a date not less than ninety (90) days thereafter ("Notice Period") and, if Executive has not resumed full performance of his duties under this Agreement within such Notice Period, then Executive's employment under this Agreement will terminate on the date provided in the notice ("Disability Termination Date").


                  (ii) During any period of Disability, the Company shall maintain and pay for health and other insurance benefits for Executive at least equal to those he had at the commencement of such Disability.


                  (iii) As used in this Agreement, the term "Disability" shall mean the inability of Executive to perform his duties under this Agreement by reason of his medical disability, as determined by an independent physician selected with the approval of the Board and Executive.


         (b) Death. If Executive dies while employed under this Agreement, his employment under this Agreement will terminate as of the date of his death ("Date of Death"). Within thirty (30) days after the Date of Death, the Company shall pay to Executive's legal representative Executive's Base Salary as then in effect that has accrued to the last day of the month in which the Date of Death occurs. If the Executive dies while receiving payments pursuant to Section 5(c) below, said payment shall continue for the period remaining and shall be paid to the estate of the Executive.


          (c) Certain Other Events of Termination. In the event that (i) the Company terminates Executive's employment for any reason (other than because of death, Disability, or "just cause" (as hereinafter defined)
          (ii) Executive terminates his or her employment with the Company because of the Company's material breach of this Agreement, (iii) Executive terminates his employment with the Company because the Company requires Executive to be based anywhere other than Executive's current location or within seventy-five (75) miles round trip of the Company's principal executive offices (except for required travel on the Company's business), or (iv) Executive terminates his employment with the Company because of a substantial reassignment of duties and responsibilities, then the Company shall pay Executive an amount equal to 24 months Base Salary paid in equal bi-weekly payments over a period of two years commencing on the Executive Termination Date and in accordance with the regular payroll practices of the Company. The Company shall also pay Executive any pro-rata bonus that the Executive would have been entitled to had he been employed until the end of the year. Such bonus payment shall occur when bonuses are normally paid by the Company. In addition, all stock options which Executive has been granted shall immediately vest and become exercisable under the terms of the applicable plan. For the purposes of the time period available for exercising such stock options, Executive shall be considered an employee of the Company unless terminated pursuant to subsection (e) below. Payment made pursuant to this paragraph shall be the exclusive remedy provided to Executive and Executive shall not be entitled to any other severance benefit that the Company may provide or adopt unless approved by the Board of the Directors of the Company.

         (d) Retirement. Subject to the vesting schedule set forth below, retirement benefits shall be payable to Executive on the day Executive attains age sixty-two (62), (1) if he is at that time still employed by the Company, and he elects to retire from employment with the Company, or (2) he is not at that time employed by the Company, and elects to begin receiving retirement benefits. This date shall be referred to as the "Retirement Termination Date". Notwithstanding the above provision, the Executive and the Company may agree that the Executive may continue to be employed by the Company and not to retire at age 62.

              Executive will be entitled to receive from the Company a retirement benefit which will provide an annual lifetime benefit in an amount equal to three percent of the total average Base Salary and bonus compensation for the years beginning on or after January 1, 1999 times the number of years of service with the Company to a limit of 60% of Executive's total compensation defined as the total amount of annual salary and maximum annual bonus that Executive could have earned in the calendar year of Executive's termination of employment with the Company. This retirement benefit will vest 50% if Executive is employed by the Company on January 1, 2000 and the remaining 50% if the Executive is employed on January 1, 2001 and 100% immediately upon a change in control, death or disability. Such retirement benefit shall be paid in a lump sum with the initial payment made to the Executive on the Retirement Termination Date and annually thereafter on each anniversary of the Retirement Termination Date. The Company shall not be obligated to pay any retirement benefit under this subsection if the Executive is terminated for cause by the Company.

               Executive may elect a survivor benefit upon the Retirement Termination Date. If Executive dies prior to retirement, the Executive's spouse shall be entitled to a lump sum benefit of the actuarial equivalent of the retirement benefit earned to the date of death.

             If Executive is employed by the Company on the Retirement Termination Date, the Company shall pay to Executive his Base Salary as then in effect that has accrued to the last day of the month in which the Retirement Termination Date occurs and any non-reimbursed business expenses.


         (e)      Termination by the Company for Just Cause.

                  (i) The Company may terminate Executive's employment for "just cause" at any time by giving written notice thereof to Executive. (Except as provided below, the date of such notice is the "Just Cause Termination Date" unless otherwise provided in the notice). Within thirty (30) days after the Just Cause Termination Date, the Company shall pay to Executive his Base Salary as then in effect that has accrued to the Just Cause Termination Date. For the purposes of this subparagraph, "just cause" shall mean termination because of
         Executive's personal dishonesty, willful misconduct, breach of fiduciary duty, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), or material breach of any provision of this Agreement. Unless otherwise determined by the Board, Executive shall have no right to receive compensation or other benefits under this Agreement after a termination for just cause.


               (ii) Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for just cause pursuant to this Section 5(e) unless and until he shall have received a copy of a resolution duly adopted by the affirmative vote of a majority of the Board, at a meeting held for that purpose, declaring that in the good faith opinion of the Board one or more of the conditions set forth in clause (i) of this Section 5(e) has occurred and specifying the particulars thereof.

         (f) Termination by Executive Without Cause. Executive may terminate this Agreement without cause upon the provision of eight (8) weeks' prior written notice to the Company. Upon such a termination, the Executive shall receive the compensation set forth in Section 7 below. No other payment shall be made to Executive under this Agreement other than the retirement benefit in accordance with Section 5(d) of this Agreement which has vested prior to the Executive's termination date and any other non-reimbursed business expenses.

      6. Change in Control. Notwithstanding any other provision to the contrary, the following provisions will govern in the event of a change in control as defined herein.

a. A change in control shall be deemed to have occurred if, at any time, (I) substantially all the assets of the Company shall have been sold or transferred by sale, merger or otherwise, or if any "person" (as such term is used in Sections 13(d) or 14(d) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the then-existing outstanding securities of the Company.

b. In the event of a change in control as defined in Section 6(a) above, Executive shall be entitled to a lump sum payment which shall be equal to two times the Executive's Base Salary and two times the amount equal to the maximum bonus the Executive could have earned under the applicable bonus plan for the year in which such change in control occurs in lieu of payment under the bonus plan. Upon payment of the lump sum provided under this subsection, the obligations of the Company to employ Executive under this Agreement shall cease.

c. In the event of a change in control as defined in Section 6(a) above, all stock options to which Executive has been granted shall immediately vest and become exercisable. Such acceleration of the vesting of stock options shall be in addition to, and shall have no affect on, any payments accrued pursuant to subsection 6(b).

d. In the event of a change in control as defined in Section 6(a) above, the Company shall also pay to Executive an amount equal to the sum of (x) excise taxes imposed on the Executive under Section 4999 of the Internal Revenue Code and (y) income taxes due from the Executive with respect to the payment of the amount in subsection (x) above as well as the payment for income taxes under this subsection 6(d).

e. In the event of a change in control as defined in Section 6(a) above, or any successor changes in control thereafter, the payment of all retirement benefits as defined in Section 5(d) of this Agreement shall become the obligation and responsibility of the successor company or "person" noted in
                   Section 6(a) above.

     7. Covenant Not to Compete. Executive covenants and agrees that, in consideration of the amounts to be paid Executive hereunder and other good and valuable consideration, for a period of one (1) year beyond the Without Cause Termination Date, Executive shall not be employed as an executive officer of, control, manage, or otherwise participate in the management of the business of a "significant competitor" of the Company. The term "significant competitor" shall mean any company or division of a company that, on Effective Date, directly or indirectly, is materially (10% or more of its revenues) engaged in the operation or management of a health maintenance organization or any other similar provider, payer or insurer for medical services. The Company and Executive agree that the terms and conditions of this Section 7 shall survive the termination of this Agreement following the Termination Date.

In consideration of the Executive's covenant not to compete under this Section 7, the Executive shall be paid an amount equal to one year of the Executive's pre-termination Base Salary.

       8. Business Automobile. The Company shall pay to Executive a car allowance of $450 monthly.

     9. Health Insurance. Both the Executive and the spouse of the Executive at the time of retirement or spouse upon death of the Executive will be eligible for health coverage from the Company or its successor during the term of their respective lives. Such health coverage to be paid for by Executive or the spouse of the Executive with the normal Company contribution for active employees in effect during the period of coverage.

      10. Confidential Information. Executive shall fully comply with and abide by the provisions of the Company's Employee Manual and other announced policies in effect from time to time, including those provisions relating to the protection of the Company's confidential information. The Company and Executive agree that the foregoing provision shall survive the termination of this Agreement for any reason whatsoever.

      11. Indemnification. Employee shall be entitled to indemnification to the full extent allowed by the Company's Certificate of Incorporation and Bylaws for third party claims and to advances for expenses in defending against such claims.

     12. General Provisions.


         (a) Entire Agreement. This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company and Executive.

         (b) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any amounts received from other employment or otherwise by Executive offset in any manner the obligations of the Company hereunder.

         (c) Nonassignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof is assignable by Executive, his beneficiaries, or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 11(d) shall preclude (i) Executive from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto.

         (d) Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by certified mail, return receipt requested, first-class postage prepaid, to the parties to this Agreement at the following addresses:

                  (i)      if to the Company at:
                           Mid Atlantic Medical Service, Inc.
                           4 Taft Court
                           Rockville, MD 02850

                           and


                  (ii)     if to Executive at the
                           address set forth on the signature
                           page.

or to such other address as either party to this Agreement shall have last designated by notice to the other party. All such notices and communications shall be deemed to have been received on the earlier of the date of receipt or the third business day after the date of mailing thereof.


         (e) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person, other than the parties to this Agreement or their respective successors or permitted assigns, any legal or equitable right, remedy, or claim under or in respect of any agreement or any provision contained herein.

         (f) Waiver. No provision of this Agreement may be amended, waived, discharged, or terminated except by an instrument in writing and executed by each party. Any waiver of enforcement of any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other provisions unless expressly stated in such instrument.

         (g) Amendment. This Agreement may be terminated, amended, modified, or supplemented only by a written instrument executed by Executive and the Company.

         (h) Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.

         (i) Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and Executive has signed this Agreement, all as of the Effective Date.

ATTEST:                                     MID ATLANTIC MEDICAL SERVICES, INC.
                                            By:
(Corporate Seal)                            Name: /s/Mark D. Groban
                                           Title: Chairman of the Board

WITNESS                                     EXECUTIVE: /s/Thomas P Barbera



                                            Address: 4 Taft Ct.
/s/Nancy M. Jones                                    Rockville, MD 20850
-------------------------